Exhibit 99.1

SPAR Group Announces Revenue Guidance of $90 Million for 2012

Company Expects to Increase Top Line Growth by Over 22%

TARRYTOWN, NY-- SPAR Group, Inc. (NASDAQ: SGRP) (the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced revenue guidance of $90 Million for the fiscal year 2012.  This would represent an increase in revenue of $16.5 million or 22.5%, compared to the same period in 2011.

“Management is excited with the strong anticipated growth of our company in 2012,” stated Gary Raymond, Chief Executive Officer of SPAR Group.  “The significant increase to our top line is directly attributable to growth within our international business coupled with a recently signed domestic contract with a large discount retail outlet.  SPAR Group’s efforts to expand its business on a worldwide scale are expected to increase both revenue and earnings throughout 2012.  We will remain committed to our strategic business model that the company has effectively leveraged throughout recent years.  We believe that our current growth trajectory will allow us to forge relationships with additional new retailers, secure new contract awards, enter new markets through joint ventures, increase earnings, and improve shareholder value.”

SPAR Group has increased its global market presence and posted its highest annual revenue for the past ten years.  The company currently operates in 10 countries representing over 50% of the total world population and expects to continue to increase its market footprint throughout 2012.  In addition to increased international operations, the company expects to bolster relationships with global Fortune 500 companies by offering worldwide merchandising and marketing services.  During 2012, management will be exploring expansion opportunities in South America and other developing markets, including expansion in existing markets currently serviced by the Company.

About SPAR Group
SPAR Group, Inc. is a diversified international merchandising and marketing Services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandisers, office supply, grocery and drug store chains, independent, convenience and electronics stores, as well as providing furniture and other product assembly services, in-store events, radio frequency identification ("RFID") and related technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The Company operates throughout the United States and internationally in 9 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at http://www.sparinc.com/.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) growing revenues and profits through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Contact:

James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(212) 398-3486
asheinwald@allianceadvisors.net

Chris Camarra
Alliance Advisors, LLC
(212) 398-3487
ccamarra@allianceadvisors.net